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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                        PINNACLE FINANCIAL PARTNERS, INC.

                                       AND

                              CAVALRY BANCORP, INC.

                         DATED AS OF SEPTEMBER 30, 2005

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                                TABLE OF CONTENTS

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ARTICLE I.     THE MERGER.................................................................................         1
               1.1      The Merger........................................................................         1
               1.2      Effective Time....................................................................         2
               1.3      Effects of the Merger.............................................................         2
               1.4      Conversion of CAVB Common Stock ..................................................         2
               1.5      PNFP Capital Stock................................................................         3
               1.6      Options and Other Stock-Based Awards..............................................         3
               1.7      Charter...........................................................................         4
               1.8      Bylaws............................................................................         4
               1.9      Tax Consequences..................................................................         4
               1.10     Certain Post-Closing Matters......................................................         4
               1.11     Headquarters of Surviving Corporation.............................................         5

ARTICLE II.    DELIVERY OF MERGER CONSIDERATION...........................................................         5
               2.1      Deposit of Merger Consideration...................................................         5
               2.2      Delivery of Merger Consideration..................................................         5

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF PNFP.....................................................         7
               3.1      Corporate Organization............................................................         7
               3.2      Capitalization....................................................................         8
               3.3      Authority; No Violation...........................................................        10
               3.4      Consents and Approvals............................................................        10
               3.5      Reports...........................................................................        11
               3.6      Financial Statements..............................................................        12
               3.7      Broker's Fees.....................................................................        12
               3.8      Absence of Certain Changes or Events..............................................        12
               3.9      Legal Proceedings.................................................................        12
               3.10     Taxes and Tax Returns.............................................................        13
               3.11     Employees.........................................................................        13
               3.12     SEC Reports.......................................................................        15
               3.13     Compliance with Applicable Law....................................................        15
               3.14     Certain Contracts.................................................................        15
               3.15     Agreements with Regulatory Agencies...............................................        16
               3.16     Interest Rate Risk Management Instruments.........................................        17
               3.17     Undisclosed Liabilities...........................................................        17
               3.18     Insurance.........................................................................        17
               3.19     Environmental Liability...........................................................        17
               3.20     State Takeover Laws...............................................................        17
               3.21     Reorganization....................................................................        18
               3.22     Information Supplied..............................................................        18
               3.23     Internal Controls.................................................................        18
               3.24     Opinion of PNFP Financial Advisor.................................................        19
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                                      (i)

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
ARTICLE IV.    REPRESENTATIONS AND WARRANTIES  OF CAVB....................................................        19
               4.1      Corporate Organization............................................................        19
               4.2      Capitalization....................................................................        20
               4.3      Authority; No Violation...........................................................        21
               4.4      Consents and Approvals............................................................        21
               4.5      Reports...........................................................................        22
               4.6      Financial Statements..............................................................        22
               4.7      Broker's Fees.....................................................................        23
               4.8      Absence of Certain Changes or Events..............................................        23
               4.9      Legal Proceedings.................................................................        23
               4.10     Taxes and Tax Returns.............................................................        23
               4.11     Employees.........................................................................        24
               4.12     SEC Reports.......................................................................        25
               4.13     Compliance with Applicable Law....................................................        26
               4.14     Certain Contracts.................................................................        26
               4.15     Agreements with Regulatory Agencies...............................................        27
               4.16     Interest Rate Risk Management Instruments.........................................        27
               4.17     Undisclosed Liabilities...........................................................        27
               4.18     Insurance.........................................................................        28
               4.19     Environmental Liability...........................................................        28
               4.20     State Takeover Laws...............................................................        28
               4.21     Reorganization....................................................................        28
               4.22     Information Supplied..............................................................        28
               4.23     Internal Controls.................................................................        29
               4.24     Opinion of CAVB Financial Advisor.................................................        29

ARTICLE V.     COVENANTS RELATING TO CONDUCT OF BUSINESS..................................................        29
               5.1      Conduct of Businesses Prior to the Effective Time.................................        29
               5.2      CAVB Forbearances.................................................................        30
               5.3      PNFP Forbearances.................................................................        32

ARTICLE VI.    ADDITIONAL AGREEMENTS......................................................................        33
               6.1      Regulatory Matters................................................................        33
               6.2      Access to Information.............................................................        34
               6.3      Shareholders' Approvals...........................................................        35
               6.4      Legal Conditions to Merger........................................................        36
               6.5      Affiliates........................................................................        36
               6.6      Stock Quotation or Listing........................................................        36
               6.7      Employee Benefit Plans; Existing Agreements.......................................        36
               6.8      Indemnification; Directors' and Officers' Insurance...............................        37
               6.9      Additional Agreements.............................................................        38
               6.10     Advice of Changes.................................................................        38
               6.11     Exemption from Liability Under Section 16(b). ....................................        39
               6.12     Acquisition Proposals.............................................................        39
               6.13     Bank Merger.......................................................................        41
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                                     (ii)

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ARTICLE VII.   CONDITIONS PRECEDENT.......................................................................        42
               7.1      Conditions to Each Party's Obligation To Effect the Merger........................        42
               7.2      Conditions to Obligations of CAVB.................................................        43
               7.3      Conditions to Obligations of PNFP.................................................        43

ARTICLE VIII.  TERMINATION AND AMENDMENT..................................................................        44
               8.1      Termination.......................................................................        44
               8.2      Effect of Termination.............................................................        45
               8.3      Termination Fee...................................................................        45
               8.4      Amendment.........................................................................        47
               8.5      Extension; Waiver.................................................................        47

ARTICLE IX.    GENERAL PROVISIONS.........................................................................        47
               9.1      Closing...........................................................................        47
               9.2      Standard..........................................................................        47
               9.3      Nonsurvival of Representations, Warranties and Agreements.........................        48
               9.4      Expenses..........................................................................        48
               9.5      Notices...........................................................................        48
               9.6      Interpretation....................................................................        48
               9.7      Counterparts......................................................................        49
               9.8      Entire Agreement..................................................................        49
               9.9      Governing Law.....................................................................        49
               9.10     Publicity.........................................................................        49
               9.11     Assignment; Third Party Beneficiaries.............................................        49
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EXHIBIT 6.5 CAVALRY BANCORP AFFILIATE AGREEMENT........................................                Exh. 6.5 - 1

PNFP DISCLOSURE SCHEDULE...............................................................            Confidential - 1

CAVB DISCLOSURE SCHEDULE...............................................................            Confidential - 3

                                      (iii)

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of September 30, 2005 (this "Agreement"), by and between CAVALRY BANCORP, INC, a Tennessee corporation ("CAVB"), and PINNACLE FINANCIAL PARTNERS, INC., a Tennessee corporation ("PNFP").

                                    RECITALS:

      WHEREAS, the Boards of Directors of PNFP and CAVB have approved, and deem it advisable and in the best interests of their respective corporations and shareholders to consummate the strategic business combination transaction provided for herein in which CAVB will, subject to the terms and conditions set forth herein, merge with and into PNFP (the "Merger"), so that PNFP is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger;

      WHEREAS, the Boards of Directors of PNFP and CAVB have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

      WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

      WHEREAS, for Federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I.
                                   THE MERGER

      1.1 The Merger.

            (a) Subject to the terms and conditions of this Agreement, in accordance with the Tennessee Business Corporation Act (the "TBCA"), at the Effective Time (as defined below), CAVB shall merge with and into PNFP. PNFP shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Tennessee. Upon consummation of the Merger, the separate corporate existence of CAVB shall terminate.

            (b) The parties may by mutual agreement at any time change the method of effecting the combination of CAVB and PNFP including without limitation the provisions of this Article I, if and to the extent they deem such change to be desirable, including without limitation

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to provide for a merger of CAVB with and into a wholly-owned subsidiary of PNFP;
provided, however, that no such change shall (i) alter or change the amount of Merger Consideration (as defined below) to be provided to holders of CAVB Common Stock (as defined below) as provided for in this Agreement, (ii) adversely affect the tax treatment of holders of CAVB Common Stock as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

      1.2 Effective Time. The Merger shall become effective as set forth in the articles of merger that shall be filed with the Secretary of State of the State of Tennessee (the "Tennessee Secretary") on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

      1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 48-21-108 of the TBCA.

      1.4 Conversion of CAVB Common Stock . At the Effective Time, by virtue of the Merger and without any action on the part of CAVB, PNFP or the holder of any of the following securities:

            (a) Subject to Section 2.2(e), each share of the common stock, no par value per share, of CAVB (the "CAVB Common Stock") issued and outstanding immediately prior to the Effective Time, except for shares of CAVB Common Stock owned by CAVB or PNFP (other than shares of CAVB Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares held in a fiduciary capacity by CAVB or PNFP, as the case may be, being referred to herein as "Trust Account Shares")) or shares of CAVB Common Stock held on account of a debt previously contracted ("DPC Shares"), shall be converted into the right to receive 0.95 shares (the "Exchange Ratio") of the common stock, $1.00 par value per share, of PNFP (the "PNFP Common Stock") (the "Merger Consideration").

            (b) All of the shares of CAVB Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of CAVB Common Stock (each, a "Certificate") shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of PNFP Common Stock (defined below), and (ii) cash in lieu of fractional shares, into which the shares of CAVB Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e). Certificates previously representing shares of CAVB Common Stock shall be exchanged for certificates representing whole shares of PNFP Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of PNFP Common Stock or CAVB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio per share payable pursuant to this Agreement.

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            (c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of CAVB Capital Stock (as defined below) that are owned by CAVB or PNFP (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

      1.5 PNFP Capital Stock. At and after the Effective Time, each share of PNFP Capital Stock (as defined below) issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding and shall not be affected by the Merger.

      1.6 Options and Other Stock-Based Awards.

            (a) Effective as of the Effective Time, each then outstanding option to purchase shares of CAVB Common Stock (each a "CAVB Stock Option") issued pursuant to the equity-based compensation plans identified in Section 4.11 of the CAVB Disclosure Schedule (the "CAVB Stock Plans") to any current or former employee or director of, or consultant to, CAVB or any of its Subsidiaries, as defined below, shall be assumed by PNFP and shall be converted automatically into an option to purchase a number of shares of PNFP Common Stock (rounded to the nearest whole share) (an "Assumed Stock Option") at an exercise price determined as provided below (and otherwise subject to the terms of the CAVB Stock Plans and the agreements evidencing the options thereunder):

                  (i) The number of shares of PNFP Common Stock to be subject to the Assumed Stock Option shall be equal to the product of the number of shares of CAVB Common Stock subject to the CAVB Stock Option and the Exchange Ratio, provided that any fractional shares of PNFP Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

                  (ii) The exercise price per share of PNFP Common Stock under the Assumed Stock Option shall be equal to the exercise price per share of CAVB Common Stock under the CAVB Stock Option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

In the case of any CAVB Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as otherwise provided herein, the Assumed Stock Options shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding CAVB Stock Options immediately prior to the Effective Time (but taking into account any changes thereto, including the acceleration of vesting thereof, provided for in the CAVB Stock Plans or other CAVB Benefit Plan, as defined below, or in any award agreement thereunder by reason of this Agreement or the transactions contemplated hereby); provided, however, that references to CAVB shall be deemed to be references to PNFP.

            (b) PNFP has taken all corporate action necessary to reserve for issuance a sufficient number of shares of PNFP Common Stock upon the exercise of the Assumed Stock Options. On or as soon as practicable following the Closing Date (and in no event more than five business days after the Closing Date), PNFP shall file a registration statement on an appropriate

                                       3

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form or a post-effective amendment to a previously filed registration statement under the Securities Act (defined below) with respect to the issuance of the shares of PNFP Common Stock subject to the Assumed Stock Options and shall use its reasonable efforts consistent with customary industry standards to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such equity awards remain outstanding.

      1.7 Charter. Subject to the terms and conditions of this Agreement, at the Effective Time, the Charter of PNFP, as amended (the "PNFP Articles"), shall be the Charter of the Surviving Corporation until thereafter amended in accordance with applicable law.

      1.8 Bylaws. Subject to the terms and conditions of this Agreement, at the Effective Time, the Bylaws of PNFP shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

      1.9 Tax Consequences. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

      1.10 Certain Post-Closing Matters.

            (a) Board Composition. As of the Effective Time, and continuing for a period consistent with the 3 year staggered terms of directors of PNFP to which they will be added following the Effective Time, Ed C. Loughry, Jr. and two other Current CAVB Directors, as defined below, shall be appointed to and shall serve on the Board of Directors of the Surviving Corporation. For purposes of this Section 1.10, the term "Current CAVB Directors" shall mean those members of the CAVB Board of Directors immediately prior to the public announcement of the transactions contemplated by this Agreement.

            (b) Procedure for Appointing Current CAVB Directors to Surviving Corporation's Board of Directors. Within thirty (30) days after the date of this Agreement, the nominating and corporate governance committee of the Board of Directors of CAVB shall submit the names of Ed C. Loughry, Jr. and two other Current CAVB Directors to the nominating and corporate governance committee of PNFP for consideration of nomination to fill three vacancies on the Board of Directors of the Surviving Corporation as of the Effective Time. The nominating and corporate governance committee of PNFP's Board of Directors shall nominate such persons to fill such vacancies. The Board of Directors of PNFP shall promptly meet to consider the appointment of such persons to fill such vacancies and shall appoint such persons at such meeting if such persons, other than Ed C. Loughry, Jr., are reasonably acceptable candidates to serve on the Board of Directors of the Surviving Corporation. In the event the nominating and corporate governance committee or the Board of Directors of PNFP objects to a nominee, other than Ed C. Loughry, Jr., the nominating and corporate governance committee of CAVB's Board of Directors shall propose additional nominees for consideration until a reasonably acceptable member is found.

            (c) Officers of Surviving Corporation. The current officers of PNFP shall continue as the officers of the Surviving Corporation.

            (d) Survival/Adoption of Commitments. The commitments set forth in this Section 1.10 shall survive the Effective Time as reflected in a formal resolution of the Board of Directors of the Surviving Corporation to be reflected in the minutes of the Surviving Corporation following the Effective Time of the Merger.

      1.11 Headquarters of Surviving Corporation. From and after the Effective Time, the location of the headquarters and principal executive offices of the Surviving Corporation shall be that of the headquarters and principal executive offices of PNFP as of the date of this Agreement.

                                   ARTICLE II.
                        DELIVERY OF MERGER CONSIDERATION

      2.1 Deposit of Merger Consideration. Prior to the Effective Time, PNFP shall deposit, or shall cause to be deposited, with a bank or trust company reasonably acceptable to each of CAVB and PNFP (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this
Article II, certificates representing the shares of PNFP Common Stock and cash in lieu of any fractional shares (such cash and certificates for shares of PNFP Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to
Section 1.4 and paid pursuant to Section 1.4 and Section 2.2(e) in exchange for outstanding shares of CAVB Common Stock.

      2.2 Delivery of Merger Consideration.

            (a) As soon as practicable, but in no event later than five business days, after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal in customary form as reasonably agreed by the parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of PNFP Common Stock and any cash in lieu of fractional shares into which the shares of CAVB Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender to the Exchange Agent of a Certificate or Certificates for exchange and cancellation, together with such properly completed and duly executed letter of transmittal as the Exchange Agent may reasonable require, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of PNFP Common Stock to which such holder of CAVB Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash or on any unpaid dividends and distributions payable to holders of Certificates.

            (b) No dividends or other distributions declared with respect to PNFP Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a

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

Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of PNFP Common Stock represented by such Certificate.

            (c) If any certificate representing shares of PNFP Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of PNFP Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

            (d) After the Effective Time, there shall be no transfers on the stock transfer books of CAVB of the shares of CAVB Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of PNFP Common Stock and cash for fractional shares as provided in this Article II.

            (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of PNFP Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to PNFP Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of PNFP. In lieu of the issuance of any such fractional share, PNFP shall pay to each former shareholder of CAVB who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of PNFP Common Stock on the securities market or stock exchange in which the PNFP Common Stock principally trades, as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of PNFP Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

            (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of CAVB as of the first anniversary of the Effective Time shall be paid to PNFP. Any former shareholders of CAVB who have not theretofore complied with this Article II shall thereafter look only to PNFP for payment of the shares of PNFP Common Stock and cash in lieu of any fractional shares and any unpaid dividends and distributions on the PNFP Common Stock deliverable in respect of each share of CAVB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of CAVB, PNFP, the Exchange Agent or any other person shall be liable to any former holder of shares of CAVB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by PNFP, the posting by such person of a bond in such amount as PNFP may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of PNFP Common Stock, and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III.
                     REPRESENTATIONS AND WARRANTIES OF PNFP

      Except as disclosed in (a) the PNFP Reports (defined below) filed prior to the date hereof or (b) the disclosure schedule (the "PNFP Disclosure Schedule") delivered by PNFP to CAVB prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of PNFP's covenants contained in Article V, provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 9.2, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined below) on PNFP), PNFP hereby represents and warrants to CAVB as follows:

      3.1 Corporate Organization.

            (a) PNFP is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. PNFP has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on PNFP. As used in this Agreement, the term "Material Adverse Effect" means, with respect to CAVB, PNFP or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole or which might have a financial cost to PNFP after the Merger of at least $500,000 taking into account, for example with respect to Regulatory Agreements, the aggregate costs to PNFP of compliance, personnel costs, appeals, fines, legal, accounting, or consulting fees, or restrictions on future expansion, or (ii) the ability of such party to timely consummate the transactions contemplated hereby; provided, however, that with respect to clause (i), the following shall not be deemed to have a Material Adverse Effect: any change or event caused by or resulting from
(A) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes, (C) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to PNFP or CAVB or their respective Subsidiaries, as the case may be, (D) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (E) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (as defined below), (F) actions or omissions of PNFP or CAVB taken with the prior written consent of the other or required hereunder, (G) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, or (H) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; and provided, further, that in no event shall a change in the trading prices of a party's capital stock, by itself, be considered material or constitute a Material Adverse Effect.

            (b) PNFP is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). True and complete copies of the PNFP Articles and Bylaws of PNFP, as in effect as of the date of this Agreement, have previously been made available by PNFP to CAVB.

            (c) Each PNFP Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on PNFP and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted, except to the extent that the failure to have such power or authority will not result in a Material Adverse Effect on PNFP. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any bank, savings bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes under GAAP.

      3.2 Capitalization.

            (a) The authorized capital stock of PNFP consists of forty million (40,000,000) shares of PNFP Common Stock, of which, as of September 30, 2005, 8,424,217 shares were issued and outstanding, and ten million (10,000,000) shares of preferred stock, no par value per share (together with the PNFP Common Stock, the "PNFP Capital Stock"), of which, as of September 30, 2005, no shares were issued and outstanding. As of the date hereof, no shares of PNFP Capital Stock were reserved for issuance except for 2,133,489 shares of PNFP Common Stock reserved for issuance upon the exercise of options to purchase shares of PNFP Common Stock (each a "PNFP Stock Option") pursuant to the equity-based compensation plans of PNFP (the "PNFP Stock Plans") as identified in Section 3.2(a) of the PNFP Disclosure Schedule. All of the issued and outstanding shares of PNFP Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

            (b) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote ("Voting Debt") of PNFP are issued or outstanding. Since June 30, 2005, PNFP has not issued any shares of PNFP Capital Stock or any securities convertible into or exercisable for any shares of PNFP Capital Stock, other than as would be permitted by
Section 5.3(a) hereof.

            (c) Except for (i) this Agreement, (ii) the rights under the PNFP Stock Plans which represented, as of June 30, 2005, the right to acquire up to an aggregate of 1,630,093 shares of PNFP Common Stock, and (iii) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 5.3(a), there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which PNFP or any its Subsidiaries is a party or by which it or any its Subsidiaries is bound obligating PNFP or any its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of PNFP Capital Stock or any Voting Debt or stock appreciation rights of PNFP any its Subsidiaries or obligating PNFP or any its Subsidiaries, extend or enter into any such option, subscription, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of PNFP or any its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of PNFP or any its Subsidiaries or (B) pursuant to which PNFP or any of its Subsidiaries is or could be required to register shares of PNFP Capital Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), except any such contractual obligations entered into after the date hereof as permitted by Section 5.3(a).

            (d) PNFP owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. Section 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of PNFP has or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 3.2(d) of the PNFP Disclosure Schedule sets forth a list of the material investments of PNFP in Non-

Subsidiary Affiliates. As used in this Agreement, the term "Non-Subsidiary Affiliate" when used with respect to any party means any corporation, partnership, limited liability company, joint venture or other entity other than such party's Subsidiaries.

      3.3 Authority; No Violation.

            (a) PNFP has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of PNFP Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of PNFP. The Board of Directors of PNFP determined that the Merger is advisable and in the best interest of PNFP and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to PNFP's shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of PNFP Common Stock, no other corporate proceedings on the part of PNFP are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PNFP and (assuming due authorization, execution and delivery by CAVB) constitutes valid and binding obligations of PNFP, enforceable against PNFP in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

            (b) Neither the execution and delivery by PNFP of this Agreement nor the consummation by PNFP of the transactions contemplated hereby, nor compliance by PNFP with any of the terms or provisions hereof, will (i) violate any provision of the PNFP Articles or Bylaws of PNFP or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PNFP, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of PNFP, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PNFP, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on PNFP.

      3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filing of any required applications or notices with any other federal, state or foreign agencies or regulatory authorities and approval of such applications and notices (the "Other Regulatory Approvals"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of a Joint Proxy Statement/Prospectus in definitive form relating to the meeting of CAVB's and PNFP's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement"), and of the registration statement on Form S-4 (the "Form S-4") in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA, (v) any notice or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and the rules of NASDAQ, or which are required under insurance, mortgage banking and other similar laws,
(vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of PNFP Common Stock pursuant to this Agreement and
(viii) the approval of this Agreement by the requisite vote of the shareholders of PNFP and CAVB, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by PNFP of this Agreement and (B) the consummation by PNFP of the Merger and the other transactions contemplated hereby. Except for any consents, authorizations, or approvals of any other material contracts to which PNFP is a party and which are listed in Section 3.4 of the PNFP Disclosure Schedule, no consents, authorizations, or approvals of any other person are necessary in connection with (A) the execution and delivery by PNFP of this Agreement and (B) the consummation by PNFP of the Merger and the other transactions contemplated hereby.

      3.5 Reports. PNFP and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each a "State Regulator"),
(iv) the Office of the Comptroller of the Currency (the "OCC"), (v) the SEC,
(vi) any State Regulator (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 2000, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on PNFP. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of PNFP and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of PNFP, investigation into the business or operations of PNFP or any of its Subsidiaries since January 1, 2000, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on PNFP. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of PNFP or any of its Subsidiaries which, in the reasonable judgment of PNFP, will, either individually or in the aggregate, have a Material Adverse Effect on PNFP.

      3.6 Financial Statements. PNFP has previously made available to CAVB true and correct copies of (i) the consolidated balance sheets of PNFP and its Subsidiaries as of December 31, 2002, 2003 and 2004 and the related consolidated statements of income and changes in shareholders' equity and cash flows for the fiscal years ended December 31, 2002 through 2004, inclusive as reported in PNFP's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC under the Exchange Act and accompanied by the audit report of KPMG LLP, independent public accountants with respect to PNFP, and (ii) the unaudited consolidated balance sheet of PNFP and its Subsidiaries as of June 30, 2004 and 2005, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three-month period then ended, as reported in PNFP's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations, changes in shareholders' equity, cash flows and financial position of PNFP and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with accounting principles generally accepted in the United States ("GAAP") consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of PNFP and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

      3.7 Broker's Fees. Except for Raymond James & Associates, Inc., neither PNFP nor any PNFP Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

      3.8 Absence of Certain Changes or Events.

            (a) Since June 30, 2005, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on PNFP.

            (b) Since June 30, 2005, through and including the date of this Agreement, PNFP and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

      3.9 Legal Proceedings.

            (a) Except as disclosed in Section 3.9(a) of the PNFP Disclosure Schedule, neither PNFP nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of PNFP's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against PNFP or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will be reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on PNFP.

            (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon PNFP, any of its Subsidiaries or the assets of PNFP or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on PNFP.

      3.10 Taxes and Tax Returns.

            (a) Each of PNFP and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i) Taxes or other governmental charges that are not yet delinquent or are being contested in good faith or have not been finally determined and have been adequately reserved against under GAAP, or (ii) information returns, Tax returns or Taxes as to which the failure to file, pay or make provision for is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on PNFP. The federal income Tax returns of PNFP and its Subsidiaries to the knowledge of PNFP have not been examined by the IRS. There are no material disputes pending, or to the knowledge of PNFP, claims asserted, for Taxes or assessments upon PNFP or any of its Subsidiaries for which PNFP does not have reserves that are adequate under GAAP. Neither PNFP nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among PNFP and its Subsidiaries). Within the past five years, neither PNFP nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

            (b) As used in this Agreement, the term "Tax" or "Taxes" means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law).

      3.11 Employees.

            (a) Section 3.11(a) of the PNFP Disclosure Schedule sets forth a true and complete list of each material benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, for the benefit of current or former directors or employees of PNFP and its Subsidiaries or with respect to which PNFP or its Subsidiaries may, directly or indirectly, have any liability to such directors or employees, as of the date of this Agreement (the "PNFP Benefit Plans").

            (b) PNFP has heretofore made available to CAVB true and complete copies of each of the PNFP Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such PNFP Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such PNFP Benefit Plan..

            (c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PNFP, (i) each of the PNFP Benefit Plans has been operated and administered in all material respects in compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code, (ii) each of the PNFP Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code and has received a favorable determination from the IRS that such PNFP Benefit Plan is so qualified, and to the knowledge of PNFP, there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such PNFP Benefit Plan, (iii) with respect to each PNFP Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such PNFP Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such PNFP Benefit Plan's actuary with respect to such PNFP Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such PNFP Benefit Plan allocable to such accrued benefits, (iv) no PNFP Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of PNFP or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of PNFP or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by PNFP, its Subsidiaries or any trade or business, whether or not incorporated, all of which together with PNFP, would be deemed a "single employer" under Section 4001 of ERISA (a "PNFP ERISA Affiliate") that has not been satisfied in full, and no condition exists that presents a material risk to PNFP, its Subsidiaries or any PNFP ERISA Affiliate of incurring a material liability thereunder, (vi) no PNFP Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions payable by PNFP or its Subsidiaries as of the Effective Time with respect to each PNFP Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (viii) none of PNFP, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which PNFP, its Subsidiaries or any PNFP Benefit Plan will be subject to either a material civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the knowledge of PNFP there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the PNFP Benefit Plans or any trusts related thereto.

            (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of PNFP or any of its affiliates from PNFP or any of its affiliates under any PNFP Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any PNFP Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits that will, either individually or in the aggregate, have a Material Adverse Effect on PNFP.

      3.12 SEC Reports. PNFP has previously made available to CAVB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2000 by PNFP with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and prior to the date hereof and (b) communication mailed by PNFP to its shareholders since January 1, 2000. PNFP has filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2000 (the "PNFP Reports"). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the PNFP Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such PNFP Reports, and none of the PNFP Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.13 Compliance with Applicable Law.

            (a) PNFP and each of its Subsidiaries hold all material licenses, franchises, permits, patents, trademarks and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy, agreement and/or guideline of any Governmental Entity relating to PNFP or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on PNFP.

            (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on PNFP, PNFP and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of PNFP, any of its Subsidiaries, or any director, officer or employee of PNFP or of any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on PNFP, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

      3.14 Certain Contracts.

            (a) Except as disclosed in Section 3.11(a) of the PNFP Disclosure Schedule, neither PNFP nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from PNFP, CAVB, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the PNFP Reports, (iv) which materially restricts the conduct of any line of business by PNFP or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the PNFP Disclosure Schedule, is referred to herein as a "PNFP Contract", and neither PNFP nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which will have, individually or in the aggregate, a Material Adverse Effect on PNFP.

            (b) (i) Each PNFP Contract is valid and binding on PNFP or any of its Subsidiaries, as applicable, and in full force and effect, (ii) PNFP and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each PNFP Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on PNFP, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of PNFP or any of its Subsidiaries under any such PNFP Contract, except where such default which will, either individually or in the aggregate, have a Material Adverse Effect on PNFP.

      3.15 Agreements with Regulatory Agencies. Neither PNFP nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2000, a recipient of any supervisory letter from, or since January 1, 2000, has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business, would restrict the consummation of the transactions contemplated by this Agreement, or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the PNFP Disclosure Schedule, a "PNFP Regulatory Agreement"), nor to the knowledge of PNFP has PNFP or any of its Subsidiaries been advised since January 1, 2001, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such PNFP Regulatory Agreement.

      3.16 Interest Rate Risk Management Instruments. Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on PNFP, (a) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of PNFP or for the account of a customer of PNFP or one of its Subsidiaries, were entered into in the ordinary course of business and, to PNFP's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of PNFP or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect; (b) PNFP and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and (c) to PNFP's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

      3.17 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of PNFP included in the PNFP Form 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2005, neither PNFP nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have, a Material Adverse Effect on PNFP.

      3.18 Insurance. PNFP and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks insured against by bank holding companies comparable in size and operations to PNFP and its Subsidiaries.

      3.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on PNFP of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or, to the knowledge of PNFP, threatened against PNFP, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on PNFP. To the knowledge of PNFP, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on PNFP. PNFP is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on PNFP.

      3.20 State Takeover Laws. The Board of Directors of PNFP has approved the transactions contemplated by this Agreement for purposes of Sections 48-103-101 through 48-

103-505 of the TBCA, if applicable to PNFP, such that the provisions of such sections of the TBCA will not apply to this Agreement or any of the transactions contemplated hereby or thereby.

      3.21 Reorganization. As of the date of this Agreement, PNFP is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

      3.22 Information Supplied. None of the information supplied or to be supplied by PNFP for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by PNFP with respect to statements made or incorporated by reference therein based on information supplied by CAVB for inclusion or incorporation by reference in the Joint Proxy Statement.

      3.23 Internal Controls. The records, systems, controls, data and information of PNFP and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PNFP or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Materially Adverse Effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the PNFP Reports filed with the SEC prior to the date hereof, PNFP and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. PNFP (i) has designed disclosure controls and procedures to ensure that material information relating to PNFP, including its consolidated Subsidiaries, is made known to the management of PNFP by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to PNFP's independent registered public accounting firm and the audit committee of PNFP's Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect PNFP's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in PNFP's internal control over financial reporting. PNFP has made available to CAVB a summary of any such disclosure made by management to PNFP's auditors and audit committee since January 1, 2002. PNFP is in full compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

      3.24 Opinion of PNFP Financial Advisor. PNFP has received the opinion of its financial advisor, Raymond James & Associates, Inc., dated the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial point of view, to PNFP and the holders of PNFP Common Stock.

                                   ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES
                                     OF CAVB

      Except as disclosed in (a) the CAVB Reports (defined below) filed prior to the date hereof or (b) the disclosure schedule (the "CAVB Disclosure Schedule") delivered by CAVB to PNFP prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of CAVB's covenants contained in Article V, provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 9.2, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on CAVB), CAVB hereby represents and warrants to PNFP as follows:

      4.1 Corporate Organization.

            (a) CAVB is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. CAVB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on CAVB.

            (b) CAVB is a bank holding company registered under the BHC Act. True and complete copies of Charter (the "CAVB Charter"), and Bylaws of CAVB, as in effect as of the date of this Agreement, have previously been made available by CAVB to PNFP.

            (c) Each CAVB Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on CAVB, and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted except to the extent that the failure to have such power or authority will not result in a Material Adverse Effect on CAVB.

      4.2 Capitalization.

            (a) The authorized capital stock of CAVB consists of Forty Nine Million, Seven Hundred and Fifty Thousand (49,750,000) shares of CAVB Common Stock, of which, as of September 30, 2005, 7,217,565 shares were issued and outstanding, and Five Million, Two Hundred and Fifty Thousand (5,250,000) shares of preferred stock, no par value per share (the "CAVB Preferred Stock" and, together with the CAVB Common Stock, the "CAVB Capital Stock"), of which, as of September 30, 2005, no shares were issued and outstanding. As of the date hereof, no shares of CAVB Capital Stock were reserved for issuance except for 205,842 shares of CAVB Common Stock reserved for issuance upon the exercise of CAVB Stock Options issued pursuant to CAVB Stock Plans. All of the issued and outstanding shares of CAVB Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

            (b) No Voting Debt of CAVB is issued or outstanding. Since June 30, 2005, CAVB has not issued any shares of CAVB Capital Stock or any securities convertible into or exercisable for any shares of CAVB Capital Stock, other than as would be permitted by Section 5.2(b) hereof.

            (c) Except for (i) this Agreement, (ii) the rights under the CAVB Stock Plans which represented, as of September 30, 2005, the right to acquire up to an aggregate of 205,842 shares of CAVB Common Stock, and (iii) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 5.2(b), there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which CAVB or any of its Subsidiaries is a party or by which it any of its Subsidiaries is bound obligating CAVB any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of CAVB Capital Stock or any Voting Debt or stock appreciation rights of CAVB or any of its Subsidiaries or obligating CAVB or any of its Subsidiaries, extend or enter into any such option, subscription, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of CAVB or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of CAVB or any of its Subsidiaries or (B) pursuant to which CAVB or any of its Subsidiaries is or could be required to register shares of CAVB Capital Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof as permitted by
Section 5.2(b).

            (d) CAVB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. Section 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of CAVB has or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(d) of the CAVB Disclosure Schedule sets forth a list of the material investments of CAVB in Non-Subsidiary Affiliates.

      4.3 Authority; No Violation.

            (a) CAVB has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of CAVB Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CAVB. The Board of Directors of CAVB determined that the Merger is advisable and in the best interest of CAVB and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to CAVB's shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of CAVB Common Stock, no other corporate proceedings on the part of CAVB are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CAVB and (assuming due authorization, execution and delivery by PNFP) constitutes valid and binding obligations of CAVB, enforceable against CAVB in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

            (b) Neither the execution and delivery of this Agreement by CAVB, nor the consummation by CAVB of the transactions contemplated hereby, nor compliance by CAVB with any of the terms or provisions hereof, will (i) violate any provision of the CAVB Charter or the Bylaws of CAVB, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CAVB, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CAVB, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CAVB, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on CAVB.

      4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices,
(ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the Form S-4 and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Tennessee

Secretary pursuant to the TBCA, (v) any notice or filings under the HSR Act,
(vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and the rules of NASD, or which are required under consumer finance, mortgage banking and other similar laws, and (vii) the approval of this Agreement by the requisite vote of the shareholders of CAVB and PNFP, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by CAVB of this Agreement and (B) the consummation by CAVB of the Merger and the other transactions contemplated hereby. Except for any consents, authorizations, or approvals of any other material contracts to which CAVB is a party and which are listed in Section 4.4 of the CAVB Disclosure Schedule, no consents, authorizations, or approvals of any other person are necessary in connection with (A) the execution and delivery by CAVB of this Agreement and (B) the consummation by CAVB of the Merger and the other transactions contemplated hereby.

      4.5 Reports. CAVB and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 2000, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on CAVB. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of CAVB and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of CAVB, investigation into the business or operations of CAVB or any of its Subsidiaries since January 1, 2000, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on CAVB. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of CAVB or any of its Subsidiaries which, in the reasonable judgment of CAVB, will, either individually or in the aggregate, have a Material Adverse Effect on CAVB.

      4.6 Financial Statements. CAVB has previously made available to PNFP true and correct copies of (i) the consolidated balance sheets of CAVB and its Subsidiaries as of December 31, 2002, 2003 and 2004 and the related consolidated statements of income and changes in shareholders' equity and cash flows for the fiscal years ended December 31, 2002 through 2004, inclusive as reported in CAVB's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the "CAVB 10-K"), filed with the SEC under the Exchange Act and accompanied by the audit report of Raymond Betts & Bates, PC, independent public accountants with respect to CAVB, and (ii) the unaudited consolidated balance sheet of CAVB and its Subsidiaries as of June 30, 2004 and 2005, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three-month periods then ended, as reported in CAVB's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 (the "CAVB 10-Q"). The financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations, changes in shareholders' equity, cash flows and financial position of CAVB and its

Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of CAVB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

      4.7 Broker's Fees. Except for Hovde Financial LLC, neither CAVB nor any CAVB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

      4.8 Absence of Certain Changes or Events.

            (a) Since June 30, 2005, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on CAVB.

            (b) Since June 30, 2005 through and including the date of this Agreement, CAVB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course except for certain actions to effect a sale of CAVB.

      4.9 Legal Proceedings.

            (a) Except as disclosed in Section 4.9(a) of the CAVB Disclosure Schedule, neither CAVB nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of CAVB's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CAVB or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will be reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on CAVB.

            (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon CAVB, any of its Subsidiaries or the assets of CAVB or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on CAVB.

      4.10 Taxes and Tax Returns. Each of CAVB and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i) Taxes or other governmental charges that are not yet delinquent or are being contested in good faith or have not been finally determined and have been adequately reserved against under GAAP, or (ii) information returns, Tax returns or Taxes as to which the failure to file, pay or make provision for is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on CAVB. As of the date of this Agreement, the IRS is examining the 2003 combined return of CAVB and its Subsidiaries. Other than such ongoing examination, the federal income Tax returns of CAVB and its Subsidiaries, to the knowledge of CAVB, have not been examined by the IRS. There are no material disputes pending, or to the knowledge of CAVB, claims asserted, for Taxes or assessments upon CAVB or any of its Subsidiaries for which CAVB does not have adequate reserves. Neither CAVB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among CAVB and its Subsidiaries). Within the past five years, neither CAVB nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

      4.11 Employees.

            (a) Section 4.11(a) of the CAVB Disclosure Schedule sets forth a true and complete list of each material benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, for the benefit of current or former directors or employees of CAVB and its Subsidiaries or with respect to which CAVB or its Subsidiaries may, directly or indirectly, have any liability to such directors or employees, as of the date of this Agreement (the "CAVB Benefit Plans").

            (b) CAVB has heretofore made available to PNFP true and complete copies of each of the CAVB Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such CAVB Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such CAVB Benefit Plan.

            (c) Except as identified in Section 4.11(a) of the CAVB Disclosure Schedule referenced above or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CAVB, (i) each of the CAVB Benefit Plans has been operated and administered in all material respects in compliance with ERISA and the Code, (ii) each of the CAVB Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code and has received a favorable determination from the IRS that such CAVB Benefit Plan is so qualified, and to the knowledge of CAVB, there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such CAVB Benefit Plan, (iii) with respect to each CAVB Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such CAVB Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such CAVB Benefit Plan's actuary with respect to such CAVB Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such CAVB Benefit Plan allocable to such accrued benefits, (iv) no CAVB Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of CAVB or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of CAVB or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by CAVB, its Subsidiaries or any trade or business, whether or not incorporated, all of which together with CAVB, would be deemed a "single employer" under Section 4001 of ERISA (a "CAVB ERISA Affiliate") that has not been satisfied in full, and no condition exists that presents a material risk to CAVB, its Subsidiaries or any CAVB ERISA Affiliate of incurring a material liability thereunder, (vi) no CAVB Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions payable by CAVB or its Subsidiaries as of the Effective Time with respect to each CAVB Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (viii) none of CAVB, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which CAVB, its Subsidiaries or any CAVB Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to
Section 4975 or 4976 of the Code, and (ix) to the knowledge of CAVB there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the CAVB Benefit Plans or any trusts related thereto.

            (d) Except as set forth in Schedule 4.11(d) of the CAVB
Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of CAVB or any of its affiliates from CAVB or any of its affiliates under any CAVB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any CAVB Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits that will, either individually or in the aggregate, have a Material Adverse Effect on CAVB.

      4.12 SEC Reports. CAVB has previously made available to PNFP an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2000 by CAVB with the SEC pursuant to the Securities Act or the Exchange Act and prior to the date hereof and (b) communication mailed by CAVB to its shareholders since January 1, 2000. CAVB has filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2000 (the "CAVB Reports"). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the CAVB Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CAVB Reports, and none of the CAVB Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      4.13 Compliance with Applicable Law.

            (a) CAVB and each of its Subsidiaries hold all material licenses, franchises, permits, patents, trademarks and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with, and are not in default in any material respect under, any applicable law, statute, order, rule, regulation, policy, agreement and/or guideline of any Governmental Entity relating to CAVB or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on CAVB.

            (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on CAVB, CAVB and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of CAVB, any of its Subsidiaries, or any director, officer or employee of CAVB or of any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on CAVB, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

      4.14 Certain Contracts.

            (a) Except as disclosed in Section 4.11(a) of the CAVB Disclosure Schedule, neither CAVB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from CAVB, PNFP, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the CAVB Reports, (iv) which materially restricts the conduct of any line of business by CAVB or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. CAVB has previously made available to PNFP true and correct copies of all employment and deferred compensation agreements which are in writing and to which CAVB is a party. Each contract, arrangement, commitment or understanding of the type described in this
Section 4.14(a), whether or not set forth in the CAVB

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

Disclosure Schedule, is referred to herein as a "CAVB Contract", and neither CAVB nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which will have, individually or in the aggregate, a Material Adverse Effect on CAVB.

            (b) (i) Each CAVB Contract is valid and binding on CAVB or any of its Subsidiaries, as applicable, and in full force and effect, (ii) CAVB and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each CAVB Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on CAVB, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of CAVB or any of its Subsidiaries under any such CAVB Contract, except where such default which will, either individually or in the aggregate, have a Material Adverse Effect on CAVB.

      4.15 Agreements with Regulatory Agencies. Neither CAVB nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2000, a recipient of any supervisory letter from, or since January 1, 2000, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business, would restrict the consummation of the transactions contemplated by this Agreement or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the CAVB Disclosure Schedule, a "CAVB Regulatory Agreement"), nor, to the knowledge of CAVB, has CAVB or any of its Subsidiaries been advised since January 1, 2000, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such CAVB Regulatory Agreement.

      4.16 Interest Rate Risk Management Instruments. Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on CAVB, (a) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of CAVB, one of its Subsidiaries, or for the account of a customer of CAVB or one of its Subsidiaries, were entered into in the ordinary course of business and, to CAVB's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of CAVB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect; (b) CAVB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and (c) to CAVB's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

      4.17 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of CAVB included in the CAVB Form 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice since

June 30, 2005, neither CAVB nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have, a Material Adverse Effect on CAVB.

      4.18 Insurance. CAVB and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to CAVB and its Subsidiaries.

      4.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on CAVB of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or, to the knowledge of CAVB, threatened against CAVB, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on CAVB. To the knowledge of CAVB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, either individually or in the aggregate, have a Material Adverse Effect on CAVB. CAVB is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on CAVB.

      4.20 State Takeover Laws. The Board of Directors of CAVB has approved the transactions contemplated by this Agreement for purposes of Sections 48-103-101 through 48-103-505 of the TBCA, if applicable to CAVB, such that the provisions of such sections of the TCBA will not apply to this Agreement or any of the transactions contemplated hereby or thereby.

      4.21 Reorganization. As of the date of this Agreement, CAVB is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

      4.22 Information Supplied. None of the information supplied or to be supplied by CAVB for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except

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

that no representation or warranty is made by CAVB with respect to statements made or incorporated by reference therein based on information supplied by PNFP for inclusion or incorporation by reference in the Joint Proxy Statement.

      4.23 Internal Controls. The records, systems, controls, data and information of CAVB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CAVB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Materially Adverse Effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the CAVB Reports filed with the SEC prior to the date hereof, CAVB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. CAVB (i) has designed disclosure controls and procedures to ensure that material information relating to CAVB, including its consolidated Subsidiaries, is made known to the management of CAVB by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to CAVB's independent registered public accounting firm and the audit committee of CAVB's Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect CAVB's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in CAVB's internal control over financial reporting.. CAVB has made available to PNFP a summary of any such disclosure made by management to PNFP's auditors and audit committee since January 1, 2002. CAVB has initiated its process of compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and expects to be in full compliance therewith by the mandated compliance date.

      4.24 Opinion of CAVB Financial Advisor. CAVB has received the opinion of its financial advisor, Hovde Financial LLC dated the date of this Agreement, to the effect that the consideration received by the holders of CAVB Common Stock is fair, from a financial point of view, to CAVB and the holders of CAVB Common Stock.

                                   ARTICLE V.
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the PNFP Disclosure Schedule and the CAVB Disclosure Schedule), each of CAVB and PNFP shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of either CAVB or PNFP to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

      5.2 CAVB Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the CAVB Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, CAVB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of PNFP (which consent shall not be unreasonably withheld):

            (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of CAVB or any of its wholly-owned Subsidiaries to CAVB or any of its Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

            (b) (i) adjust, split, combine or reclassify any shares of its capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends declared in 2005 at a rate not in excess of $0.08 per share of CAVB Common Stock and payable in 2005, (B) dividends paid by any of the Subsidiaries of CAVB to CAVB or to any of its wholly-owned Subsidiaries, and (C) the acceptance of shares of CAVB's Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of CAVB's Stock Options, in accordance with past practice and the terms of the applicable award agreements); (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or (iv) issue any additional shares of capital stock except pursuant to the exercise of CAVB Stock Options outstanding as of the date of this Agreement or issued thereafter in compliance with this Agreement;

            (c) (i) except for normal increases made in the ordinary course of business consistent with past practice, or as required by applicable law or an existing agreement, increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee, or director of CAVB, (ii) pay any pension or retirement allowance not required by any existing plan or agreement or by applicable law, (iii) pay any bonus, (iv) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than in the ordinary course of business consistent with past practice or as required by applicable law or any existing agreement, or (v) except as provided under any existing plan, grant, or agreement, accelerate the vesting of, or the lapsing of restrictions with respect to, any CAVB Stock Options;

            (d) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to CAVB and its Subsidiaries, taken as a whole, to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any indebtedness that is material to CAVB and its Subsidiaries, taken as a whole, to any such person or any claims held by any such person that are material to CAVB and its Subsidiaries, taken as a whole, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

            (e) enter into any new line of business that is material to CAVB and its Subsidiaries, taken as a whole, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to CAVB and its Subsidiaries, taken as a whole, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

            (f) except for transactions made in the ordinary course of business consistent with past practice, make any material capital expenditure either by purchase or sale of fixed assets, property transfers, or purchase or sale of any property or assets of any other individual, corporation or other entity;

            (g) knowingly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

            (h) amend its charter or bylaws, or otherwise take any action to exempt any person or entity (other than PNFP or its Subsidiaries) or any action taken by any person or entity from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

            (i) other than in prior consultation with PNFP, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

            (j) settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice;

            (k) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

            (l) implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law or regulation, GAAP or regulatory guidelines;

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

            (m) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated by this Agreement; or

            (n) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

      5.3 PNFP Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the PNFP Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, PNFP shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of CAVB (which consent shall not be unreasonably withheld):

            (a) (i) adjust, split, combine or reclassify any shares of its capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock except (A) dividends paid by any of the Subsidiaries of PNFP to PNFP or to any of its wholly-owned Subsidiaries, (B) the acceptance of shares of PNFP's Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of PNFP's Stock Options, or the vesting of PNFP stock-based awards, in accordance with the terms of applicable award agreements, or (C) the acceptance of shares of PNFP Common Stock upon forfeiture of any restricted shares pursuant to an award of restricted shares under any PNFP Stock Plan; (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than grants to employees of PNFP made in the ordinary course of business consistent with past practices under the PNFP Stock Plan; or (iv) issue any additional shares of its capital stock except pursuant to the exercise of PNFP Stock Options outstanding as of the date of this Agreement or issued thereafter in compliance with this Agreement;

            (b) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to PNFP and its Subsidiaries, taken as a whole, to any individual, corporation or other entity other than a Subsidiary other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

            (c) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to PNFP, other than (i) any such acquisition that would not reasonably be expected to have a Material Adverse Effect on PNFP, or materially delay completion of the transactions contemplated hereby or have any effect specified in Section 5.3(f) or (ii) in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

            (d) knowingly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

            (e) amend its charter (except to authorize additional Common Shares) or bylaws;

            (f) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

            (g) implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law or regulation, GAAP or regulatory guidelines;

            (h) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated by this Agreement; or

            (i) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3; or

            (j) permit any director of PNFP to sell any shares of PNFP Common Stock, except for transfers to affiliated parties of such directors or gifts without consideration.

                                   ARTICLE VI.
                              ADDITIONAL AGREEMENTS

      6.1 Regulatory Matters.

            (a) CAVB and PNFP shall promptly prepare and file with the SEC the Joint Proxy Statement and PNFP shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of CAVB and PNFP shall use their reasonable best efforts in consultation with their respective legal counsel to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and CAVB and PNFP shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. PNFP shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and CAVB shall furnish all information concerning CAVB and the holders of CAVB Capital Stock as may be reasonably requested in connection with any such action. If at any time prior to or after the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of PNFP and CAVB.

            (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. CAVB and PNFP shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to PNFP or CAVB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

            (c) Each of CAVB and PNFP shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of CAVB, PNFP or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

            (d) Each of CAVB and PNFP shall promptly advise the other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained or that the receipt of any such approval will be materially delayed.

            (e) PNFP and CAVB shall promptly furnish each other with copies of written communications received by PNFP and CAVB, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

      6.2 Access to Information.

            (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of CAVB and PNFP, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of CAVB and PNFP shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which CAVB or PNFP, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither CAVB nor PNFP nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of CAVB's or PNFP's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

            (b) Each of PNFP and CAVB agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this
Section 6.2 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representative to keep confidential, all information and documents obtained pursuant to this Section 6.2 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from publicly available sources. If this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party.

            (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

      6.3 Shareholders' Approvals. Each of CAVB and PNFP shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of voting upon proposals to adopt this Agreement and approve the Merger Agreement and the Merger, and each shall use its reasonable best efforts, to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of PNFP and CAVB shall use its reasonable best efforts (and subject to its fiduciary duty) to obtain from the shareholders of PNFP and CAVB, as the case may be, the vote in favor of the adoption of this Agreement required by the TBCA and PNFP's and CAVB's charter and bylaws, as the case may be to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, this Agreement shall be submitted to the shareholders of CAVB and PNFP at such meeting for the purpose of obtaining the CAVB Shareholder Approval or PNFP Shareholder Approval, as the case may be, and voting on the approval and adoption of this Agreement and nothing contained herein shall be deemed to relieve CAVB and PNFP of such obligations.

      6.4 Legal Conditions to Merger. Each of CAVB and PNFP shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by PNFP or CAVB or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

      6.5 Affiliates. CAVB shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of CAVB to deliver to PNFP, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders' meetings called by CAVB to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit 6.5.

      6.6 Stock Quotation or Listing. PNFP shall cause the shares of PNFP Common Stock to be issued in the Merger to be qualified for quotation or listing on the NASDAQ National Market, subject to official notice of issuance, prior to the Effective Time. PNFP shall cause the shares of CAVB Common Stock to be de-listed with the NASDAQ National Market and the SEC after the Effective Time.

      6.7 Employee Benefit Plans; Existing Agreements.

            (a) As of the Effective Time, to the extent permissible under the terms of the PNFP employee benefit Plans, the employees of CAVB and its Subsidiaries (the "CAVB Employees") shall be eligible to participate in PNFP's employee benefit plans in which similarly situated employees of PNFP or its Subsidiaries participate, to the same extent as similarly situated employees of PNFP or its Subsidiaries (it being understood that inclusion of CAVB Employees in PNFP's employee benefit plans may occur at different times with respect to different plans) except as provided below.

            (b) With respect to each PNFP Plan that is an "employee benefit plan," as defined in section 3(3) of ERISA, for purposes of determining eligibility to participate, and entitlement to benefits, including for severance benefits and vacation entitlement, service with CAVB shall be treated as service with PNFP; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each PNFP employee benefit plan shall waive pre-existing condition limitations to the same extent waived under the applicable CAVB employee benefit plan. CAVB Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the PNFP employee benefit plans.

            (c) From and after the Effective Time, PNFP or the Surviving Corporation, as applicable, will assume and honor and shall cause the appropriate Subsidiaries of PNFP to assume and to honor in accordance with their terms all employment, severance, change of control and other compensation agreements and arrangements between CAVB or its Subsidiaries and any employee thereof, and all accrued and vested benefit obligations, including any related to CAVB's Director Supplemental Retirement Plan or Executive Supplemental Retirement Plan, existing prior to the execution of this Agreement which are between CAVB or any of its Subsidiaries and any current or former director, officer, employee or consultant thereof. PNFP acknowledges and agrees that the Merger shall constitute a "Change of Control" or "Change in Control" as defined in such agreements and further agrees that any subsequent voluntary termination by those employees subject to severance agreements and set forth on Section 6.7(e) of the CAVB Disclosure Schedule of his or her employment within twelve
(12) months of the Effective Time shall automatically obligate PNFP or the Surviving Corporation to make payment of obligations under any such agreements.

            (d) From and after the Effective Time, PNFP or the Surviving Corporation, as applicable, will, and will cause any applicable Subsidiary thereof or Employee Benefit Plan, to provide or pay when due to CAVB's employees as of the Effective Time all benefits and compensation pursuant to CAVB's Employee Plans, programs and arrangements in effect on the date hereof earned or accrued through, and to which such individuals are entitled as of the Effective Time (or such later time as such Employee Benefit Plans as in effect at the Effective Time are terminated or canceled by PNFP or the Surviving Corporation) subject to compliance with the terms of this Agreement, including, without limitation, any amounts accrued for the benefit of the employees of the CAVB as of the Effective Time, payable pursuant to CAVB's and its Subsidiaries cash bonus plan based on return on equity, which amount PNFP agrees to pay within ten
(10) days following the Closing of the Merger.

      6.8 Indemnification; Directors' and Officers' Insurance.

            (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of CAVB or any of its Subsidiaries, or who is or was serving at the request of CAVB or any of its Subsidiaries as a director, officer, employee or agent of another person, including any entity specified in the CAVB Disclosure Schedule (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of CAVB or any of its Subsidiaries or any entity specified in the CAVB Disclosure Schedule or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, PNFP shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

            (b) PNFP shall use its reasonable best efforts to cause the individuals serving as officers and directors of CAVB, its Subsidiaries or any entity specified in the CAVB Disclosure Schedule immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policy maintained by CAVB (provided that PNFP may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

            (c) In the event PNFP or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of PNFP assume the obligations set forth in this Section 6.8.

            (d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      6.9 Additional Agreements. In case at any time before or after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of PNFP, on the one hand, and a Subsidiary of CAVB, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, PNFP. As long as PNFP has certified to CAVB that all conditions to Closing have been met as described in this Agreement, if PNFP makes a request to CAVB to make accounting adjustments prior to the Effective Time, such changes shall be made, but to the extent CAVB might not have otherwise made such adjustments except at the request of PNFP, such changes shall not impact the calculation of income or financial returns for purposes of determining the bonuses of employees of CAVB or its Subsidiaries.

      6.10 Advice of Changes. CAVB and PNFP shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.10 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

      6.11 Exemption from Liability Under Section 16(b). PNFP and CAVB agree that, in order to most effectively compensate and retain CAVB Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that CAVB Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of CAVB Common Stock and CAVB Stock Options into shares of PNFP Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.11. Assuming that CAVB delivers to PNFP the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of PNFP, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by CAVB Insiders of PNFP Common Stock in exchange for shares of CAVB Common Stock, and of options on PNFP Common Stock upon conversion of options on CAVB Common Stock, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to
Section 16(b) under the Exchange Act. The term "Section 16 Information" shall mean information accurate in all material respects regarding CAVB Insiders, the number of shares of CAVB Common Stock held by each such CAVB Insider and expected to be exchanged for PNFP Common Stock in the Merger, and the number and description of the options on CAVB Common Stock held by each such CAVB Insider and expected to be converted into options on PNFP Common Stock in connection with the Merger; provided that the requirement for a description of any CAVB Stock Options shall be deemed to be satisfied if copies of all CAVB Stock Plans, and forms of agreements evidencing grants thereunder, under which such CAVB Stock Options have been granted, have been made available to PNFP. The term "CAVB Insiders" shall mean those officers and directors of CAVB who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

      6.12 Acquisition Proposals.

            (a) CAVB and its Subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by CAVB or any of its Subsidiaries) shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, as defined below. From the date of this Agreement through the Effective Time, CAVB shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries' directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any

Acquisition Proposal or (iii) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal. Any violation of the foregoing restrictions by any representative of CAVB, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of such party or otherwise, shall be deemed to be a breach of this Agreement by CAVB.

            (b) (i) Notwithstanding the foregoing, the Board of Directors of CAVB shall be permitted, prior to its meeting of shareholders to be held pursuant to Section 6.3, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by such person made after the date of this Agreement which its Board of Directors concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal, as defined below, if and only to the extent that the Board of Directors of CAVB reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties under applicable law and subject to compliance with the other terms of this Section 6.12 and to first entering into a confidentiality agreement having provisions that are no less restrictive to such person than those contained in the Confidentiality Agreement.

                  (ii) CAVB shall notify PNFP promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to CAVB or any of its Subsidiaries by any person that informs CAVB or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). CAVB shall also promptly, and in any event within 24 hours, notify PNFP, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 6.12(b) and keep PNFP informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

                  (iii) Nothing contained in this Section 6.14 shall prohibit CAVB or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

            (c) CAVB agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal.

            (d) Nothing in this Section 6.12 shall (x) permit CAVB to terminate this Agreement or (y) affect any other obligation of CAVB under this Agreement. CAVB shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

            (e) For purposes of this Agreement, the term "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of CAVB or any of its significant subsidiaries (as defined under Regulation S-X of the SEC), (x) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of CAVB or its significant subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the voting power of CAVB, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CAVB or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

            (f) For purposes of this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal which the Board of Directors of CAVB concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the shareholders of CAVB from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of "Superior Proposal," the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.12(e) except that the reference to "10% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving CAVB.

      6.13 Bank Merger. At or prior to the Effective Time, if requested by PNFP, CAVB shall cause CAVB BANK to enter into an Agreement and Plan of Merger (the "Bank Merger Agreement") with PNFP BANK pursuant to which CAVB BANK shall merge with and into PNFP BANK after the Merger. Promptly following execution of such Bank Merger Agreement, CAVB shall approve such agreement as the sole shareholder of CAVB BANK. The Bank Merger Agreement shall contain such terms and conditions as are reasonable, normal and customary in light of the transactions contemplated hereby including a covenant that consummation of the merger of CAVB BANK with and into PNFP BANK would not occur earlier than simultaneous with consummation of the Merger and a provision for termination of the Bank Merger Agreement upon termination of this Agreement.

                                  ARTICLE VII.
                              CONDITIONS PRECEDENT

      7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) Shareholder Approval. This Agreement shall have been adopted by the respective requisite affirmative votes of the holders of PNFP Common Stock and CAVB Common Stock entitled to vote thereon.

            (b) Listing or Quotation. The shares of PNFP Common Stock which shall be issued to the shareholders of CAVB upon consummation of the Merger shall have been qualified for quotation on the NASDAQ National Market, subject to official notice of issuance.

            (c) Regulatory Approvals. All regulatory approvals set forth in
Section 3.4 and Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

            (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

            (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

            (f) Federal Tax Opinion. The parties hereto shall have received the opinion of counsel, in form and substance reasonably satisfactory to PNFP and CAVB and their respective counsel, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time:

                  (i) The Merger will constitute a reorganization under Section 368(a) of the Code, and PNFP and CAVB will each be a party to the reorganization;

                  (ii) No gain or loss will be recognized by PNFP or CAVB as a result of the Merger; and

                  (iii) No gain or loss will be recognized by shareholders of CAVB who exchange their CAVB Common Stock solely for PNFP Common Stock pursuant to the Merger

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

(except with respect to cash received in lieu of a fractional share interest in PNFP Common Stock).

      In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of PNFP, CAVB and others.

      7.2 Conditions to Obligations of CAVB. The obligation of CAVB to effect the Merger is also subject to the satisfaction, or waiver by CAVB, at or prior to the Effective Time, of the following conditions:

            (a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of PNFP set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and CAVB shall have received a certificate signed on behalf of PNFP by the Chief Executive Officer and the Chief Financial Officer of PNFP to the foregoing effect.

            (b) Performance of Obligations of PNFP. PNFP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CAVB shall have received a certificate signed on behalf of PNFP by the Chief Executive Officer and the Chief Financial Officer of PNFP to such effect.

            (c) Terry Turner. M. Terry Turner shall continue to be President and CEO of Pinnacle National Bank, a Subsidiary of PNFP.

      7.3 Conditions to Obligations of PNFP. The obligation of PNFP to effect the Merger is also subject to the satisfaction or waiver by PNFP at or prior to the Effective Time of the following conditions:

            (a) Representations and Warranties. Subject to the standard set forth in Section 9.2., the representations and warranties of CAVB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and PNFP shall have received a certificate signed on behalf of CAVB by the Chief Executive Officer and the Chief Financial Officer of CAVB to the foregoing effect.

            (b) Performance of Obligations of CAVB. CAVB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PNFP shall have received a certificate signed on behalf of CAVB by the Chief Executive Officer and the Chief Financial Officer of CAVB to such effect.

            (c) Bank Merger. The bank Subsidiaries of PNFP and CAVB shall have received all Requisite Regulatory Approval and shareholder and other approvals necessary to be merged together.

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

            (d) Regulatory Agreement. There are no CAVB Regulatory Agreements in effect that would have a Material Adverse Effect on PNFP after the Effective Time.

                                  ARTICLE VIII.
                            TERMINATION AND AMENDMENT

      8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of CAVB or PNFP:

            (a) by mutual consent of PNFP and CAVB in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its respective entire Board of Directors;

            (b) by either the Board of Directors of PNFP or the Board of Directors of CAVB, upon written notice to the other party, if a Governmental Entity that must provide PNFP or CAVB with a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

            (c) by either the Board of Directors of PNFP or the Board of Directors of CAVB, upon written notice to the other party, if the Merger shall not have been consummated on or before March 31, 2006; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

            (d) by either CAVB or PNFP (provided that the party terminating shall not be in material breach of any of its obligations under Section 6.3) if any approval of the shareholders of CAVB or PNFP required for the consummation of the Merger shall not have been obtained upon a vote taken thereon at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

            (e) by either PNFP or CAVB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by PNFP) or Section 7.3(a) (in the case of a breach of a representation or warranty by CAVB);

            (f) by either PNFP or CAVB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(f) unless the breach of covenant, together with all other such breaches, would entitle the party entitled to the benefit of such covenant not to consummate the transactions contemplated hereby under Section 7.2(b) (in the case of a breach of covenant by PNFP) or Section 7.3(b) (in the case of a breach of covenant by CAVB); or

            (g) by either PNFP or CAVB, if (i) the Board of Directors of the other does not publicly recommend in the Joint Proxy Statement that its shareholders approve and adopt this Agreement, (ii) after recommending in the Joint Proxy Statement that such shareholders approve and adopt this Agreement, such Board of Directors shall have withdrawn, modified or amended such recommendation in any manner adverse to the other party, or (iii) the other party materially breaches its obligations under this Agreement by reason of a failure to call a meeting of its shareholders or a failure to prepare and mail to its shareholders the Joint Proxy Statement/Prospectus in accordance with Sections 6.1 and 6.3.

            (h) by PNFP, if the Board of Directors of CAVB has authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any Acquisition Proposal, as defined below, with any person other than PNFP.

      8.2 Effect of Termination. In the event of termination of this Agreement by either CAVB or PNFP as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of PNFP or CAVB or their respective officers or directors, except with respect to Sections 6.2(b), which may be enforced by injunction restraining the breaching party from violation of this provision, the parties hereby consent to such injunction, 8.2, 8.3, 9.4, and 9.10, which shall survive such termination. Liabilities or damages arising out of the willful breach of this Agreement shall be assessed and paid in the amount of $2.5 million by such breaching party to the other party.

      8.3 Termination Fee.

            (a) As an alternative to the fee specified in Section 8.2, PNFP may request that CAVB shall pay PNFP, by wire transfer of immediately available funds, the sum of $5.0 million (the "Termination Fee") if this Agreement is terminated as follows:

                  (i) if PNFP shall terminate this Agreement pursuant to Section 8.1(h), then CAVB shall pay the Termination Fee on the business day following such termination;

                  (ii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(d) because the required CAVB shareholder approval shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the CAVB Shareholders Meeting a bona fide Acquisition Transaction, as defined below, shall have been publicly announced or otherwise communicated to the Board of Directors of CAVB (a "Public Proposal") that has not been withdrawn prior to such date, then CAVB shall pay one-third of the Termination Fee on the business day following such termination; and if (C) within twelve (12) months of the date of such termination of this Agreement, CAVB or any of its Subsidiaries enters into any definitive Agreement with respect to, or consummates, any Acquisition Transaction, then CAVB shall pay the remaining two-thirds of the Termination Fee on the date of such execution or consummation; and

                  (iii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(c) or PNFP shall terminate this Agreement pursuant to
Section 8.1(e) or (f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to CAVB that has not been withdrawn prior to such termination, and (C) following the occurrence of such Public Proposal, CAVB shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then CAVB shall pay one-third of the Termination Fee on the business day following such termination; and (D) if within twelve (12) months of the date of such termination of this Agreement, CAVB or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Transaction, then CAVB shall pay the remaining two-thirds of the Termination Fee upon the date of such execution or consummation.

            (b) If either party fails to pay all amounts due to the other party under Sections 8.2 or 8.3 on the dates specified, then the nonpaying party shall pay all costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by the other party.

            (c) The parties acknowledge that the agreements contained in Section
8.2 and 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement.

            (d) For purposes of this Agreement, the term "Acquisition Transaction" shall mean (i) the direct or indirect acquisition, purchase or assumption of all or a substantial portion of the assets or deposits of CAVB,
(ii) the acquisition by any person of direct or indirect beneficial ownership (including by way of merger, consolidation, share exchange or otherwise) of 20% or more of the outstanding shares of voting stock of CAVB, or (iii) a merger, consolidation, business combination, liquidation, dissolution or similar transaction of or involving CAVB, other than a merger, business combination or similar transaction pursuant to which persons who are shareholders of CAVB immediately prior to such transaction own 60% or more of the voting stock of the surviving entity (or parent thereof) immediately after consummation of such transaction and, as a result of such transaction, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) holds 20% or more of the voting stock of the surviving entity (or parent thereof) immediately following consummation of such transaction.

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

      8.4 Amendment. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of CAVB and PNFP; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of CAVB or PNFP, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of CAVB Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of CAVB or PNFP, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of CAVB Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX.
                               GENERAL PROVISIONS

      9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than the later of January 2, 2006, or five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature or terms are to be satisfied or waived at Closing), unless extended by mutual agreement of the parties (the "Closing Date").

      9.2 Standard. No representation or warranty of CAVB contained in Article IV or of PNFP contained in Article III shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of PNFP, or
Article IV, in the case of CAVB, has had or would be reasonably likely to have a Material Adverse Effect with respect to PNFP or CAVB, respectively (disregarding for purposes of this Section 9.2 any materiality or Material

Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in Section 3.2(a), in the case of PNFP , and Section 4.2(a), in the case of CAVB, shall be deemed untrue and incorrect if not true and correct in all material respects.

      9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for Section 1.10 and Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

      9.4 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by CAVB and PNFP.

      9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to CAVB, to:                       with a copy to:

               Ed C. Loughry, Jr.                    Mary Neil Price, Esq.
               Chairman                              Miller & Martin
               Cavalry Bancorp, Inc.                 1200 One Nashville Place
               114 W. College Street                 150 4th Ave. North
               Murfreesboro, TN  37130               Nashville, TN  37219
               Fax: (615) 494-9650                   Fax: (615) 256-8197

               and

          (b)  if to PNFP, to:                       with a copy to:

               Hugh M. Queener                       Steven J. Eisen, Esq.
               Chief Administrative Officer          Baker, Donelson, Bearman,
               Pinnacle Financial Partners, Inc.     Caldwell & Berkowitz, PC
               211 Commerce St., Ste. 300            211 Commerce St., Ste. 1000
               Nashville, TN  37201                  Nashville, TN  37201
               Fax: (615) 744-3844                   Fax: (615) 744-5718

      9.6 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The Disclosure Schedules and each other Exhibit and Schedule shall

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

be deemed part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the singular or plural forms of any word is used in this Agreement, such word shall encompass both the singular and plural form of such word.

      9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

      9.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee, without regard to any applicable conflicts of law principles, except to the extent mandatory provisions of federal law apply. Any legal action or proceeding with respect to this Agreement against any party shall be brought only in a court of record of, or in any federal court located in, Davidson County in the State of Tennessee, which shall have exclusive jurisdiction and venue for such purpose. By execution and delivery of this Agreement, the parties hereby accept for themselves, and in respect of their property, generally and unconditionally, the jurisdiction and venue of the aforesaid courts sitting in Davidson County, Tennessee, and waive any objection to the laying of venue on the grounds of forum non convenience which they may now or hereafter have to the bringing or maintaining of any such action or proceeding in such jurisdiction.

      9.10 Publicity. Except as otherwise required by applicable law or the rules of the NASDAQ, neither CAVB nor PNFP shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of PNFP, in the case of a proposed announcement or statement by CAVB, or CAVB, in the case of a proposed announcement or statement by PNFP, which consents shall not be unreasonably withheld.

      9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

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

      IN WITNESS WHEREOF, the parties have caused this instrument to be executed and delivered as of the day and year first above written, such execution having been duly authorized by the respective Board of Directors of PNFP and CAVB.

Attest:                             PINNACLE FINANCIAL PARTNERS,
                                    INC.:

                                    By: /s/ M. Terry Turner
___________________________             --------------------------------------
Secretary                           Title: President & Chief Executive Officer

Attest:                             CAVALRY BANCORP, INC.:

                                    By: /s/ Ed C. Loughry, Jr.
___________________________             --------------------------------------
Secretary                           Title: Chairman of the Board of Directors
                                           and Chief Executive Officer


                                  EXHIBIT 6.5

             [Omitted pursuant to Item 601(b)(2) of Regulation S-K]


                            PNFP DISCLOSURE SCHEDULE

             [Omitted pursuant to Item 601(b)(2) of Regulation S-K]


                            CAUB DISCLOSURE SCHEDULE

             [Omitted pursuant to Item 601(b)(2) of Regulation S-K]


                                       50